SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

  Preliminary Proxy Statement

  Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

  Definitive Proxy Statement

  Definitive Additional Materials

  Soliciting Material Pursuant to § 240.14a–12

VISX, Incorporated
(Name of Registrant as Specified In Its Charter)

Carl C. Icahn, Barberry Corp. and High River Limited Partnership

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

    No fee required.

    Fee computed on table below per Exchange Act Rule 14a–6(i)(4) and 0–11.

        1) Title of each class of securities to which transaction applies:

        2) Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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        4) Proposed maximum aggregate value of transaction:

        5) Total fee paid:

    Fee paid previously with preliminary materials.

    Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:

        2) Form, Schedule or Registration Statement No.:

        3) Filing Party:

        4) Date Filed:

        On May 8, 2003, Carl C. Icahn issued a press release attached hereto as Exhibit A and is mailing out to VISX shareholders a letter attached hereto as Exhibit B.

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Exhibit A

FOR IMMEDIATE RELEASE

ICAHN ISSUES OPEN LETTER TO VISX SHAREHOLDERS

New York, New York. May 8, 2003
Contact: Susan Gordon (212) 702–4309

Dear Fellow VISX Shareholder:

VISX continues to contest the election of Keith Meister, my nominee to the VISX Board. I cannot help but wonder why VISX would continue to expend Company capital and executive time, and unleash such transparent rhetoric, in order to keep one individual nominated by the largest VISX shareholder off of its Board. Could it be that the Board is concerned that with a shareholder nominee in their midst, they would lose their exclusive control over our company in respect of potential sales or other matters?

I have been in the investment business for 40 years and have come to know a good acquisition candidate when I see one. I believe that, as the Company’s CustomVue [TM] procedure is rolled out over the next 6 to 18 months, there will be great interest in purchasing VISX. VISX has indicated that, although not certain, it expects to receive FDA approval of CustomVue [TM] in the second quarter of 2003. Even assuming procedure volumes remain at cyclical lows, the VISX business model (which requires payment to VISX for each procedure conducted) has tremendous operating leverage and as conversions to the new higher price procedure occur VISX could potentially generate multiples of its current cash flow. Indeed, in its April 18, 2003 letter to shareholders, the Company stated its belief that “CustomVue [TM] will provide us with an extraordinary opportunity to gain incremental revenue and profit from VISX procedures as well as reinvigorate demand for laser correction”. In its filing with the SEC on May 5, 2003 VISX presented a table of annualized percent conversion from standard to the custom procedure ranging from 10% (with a corresponding incremental operating profit of $7 million) to 60% (reflecting a corresponding incremental operating profit of $42 million).

I believe that the “extraordinary opportunity” to gain incremental profit will be viewed as a tantalizing opportunity for the right kind of buyer. The most likely buyers, in my opinion, should be large companies in the healthcare industry with significant expertise in consumer oriented marketing and the capital resources necessary to grow the market for laser vision correction and thereby achieve even further increases to incremental operating profit. I do not believe that VISX alone, without combining with a larger, more well capitalized company, can take advantage of these markets. Although I do not know what companies may have an interest in acquiring VISX, in my opinion, companies such as GE Medical Systems or Johnson & Johnson would be examples of the types ofcompanies with the capital resources and marketing clout to be good matches for VISX.

In December 2000, the chief executive officer of VISX stated that it had hired Goldman Sachs & Co. to explore “various alternatives”. I do not know what alternatives the VISX Board may have considered, although no alternatives were presented for a vote of shareholders. However, I do know that Mr. Meister will be a strong advocate for the

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interest of shareholders with respect to any proposal for a strategic alternative or any other matters coming before the Board.

Mr. Meister, a Harvard graduate, has had significant investment banking and business experience. Currently, he serves in the capacity of senior investment analyst with one of my affiliates. Mr. Meister has not been nominated for his background in laser vision technology or the industry. There is sufficient expertise in those areas on the VISX Board already. However, I believe that Mr. Meister’s finance and business background and his experience in merger and acquisition transactions, will supplement the current Board. Most importantly, Mr. Meister would be the only shareholder nominee on the VISX Board. While VISX seems intent on resisting this, I believe that shareholders will find that having Mr. Meister on the Board will be a benefit for shareholders and their interests.

As is reflected in the Company’s proxy statement, as of December 31, 2002, options and rights to purchase a total of 8,377,957 shares of VISX stock (approximately 14% of the Company on a fully diluted basis) were outstanding under the Company’s equity compensation plans. For the years 2000, 2001 and 2002, Elizabeth Davila and the four other most highly compensated executive officers of VISX were granted options to purchase 1,895,000 shares of VISX stock (approximately 3.2% of the Company on a fully diluted basis). Ms. Davila alone was granted options to purchase 1,350,000 shares during that 3 year period. And this doesn’t even take into account the options granted to Board members during that 3 year period. Time has not been so kind to VISX shareholders. During the same 3 year period, VISX stock has gone from closing at $52.09 per share on January 3, 2000 to closing at $9.58 per share on December 31, 2002. I believe that my nominee, Mr. Meister, will be a solid representative for shareholder interests who would be at least one voice on the VISX Board to argue against excessive remuneration.

While long time VISX shareholders have suffered declines in the value of their VISX stock over the past few years, Ms. Davila, other executives and the Board have had the benefit of substantial option grants and other compensation. It makes one wonder whether management and the Board would have interests that are aligned with shareholders, particularly if a bid for VISX were to arise. I see a great advantage to our company and its shareholders in adding one member to its Board who has not been nominated by VISX. If you agree with me, then VOTE THE WHITE PROXY CARD FOR THE ELECTION OF MR. MEISTER.

Very truly yours,

/s/ Carl C. Icahn

SHAREHOLDERS OF VISX ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT FILED BY MR. ICAHN’S AFFILIATES IN CONNECTION WITH THEIR SOLICITATION OF PROXIES FROM VISX SHAREHOLDERS BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders of VISX and other interested parties may obtain, free of charge, copies of the Definitive Proxy Statement and any other documents filed by Mr. Icahn and his affiliates with the SEC, at the SEC’s Internet website at www.sec.gov. The Definitive Proxy Statement has also been mailed to shareholders.

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Exhibit B

CARL C. ICAHN

Dear Fellow VISX Shareholder:

VISX continues to contest the election of Keith Meister, my nominee to the VISX Board. I cannot help but wonder why VISX would continue to expend Company capital and executive time, and unleash such transparent rhetoric, in order to keep one individual nominated by the largest VISX shareholder off of its Board. Could it be that the Board is concerned that with a shareholder nominee in their midst, they would lose their exclusive control over our company in respect of potential sales or other matters?

I have been in the investment business for 40 years and have come to know a good acquisition candidate when I see one. I believe that, as the Company’s CustomVue [TM] procedure is rolled out over the next 6 to 18 months, there will be great interest in purchasing VISX. VISX has indicated that, although not certain, it expects to receive FDA approval of CustomVue [TM] in the second quarter of 2003. Even assuming procedure volumes remain at cyclical lows, the VISX business model (which requires payment to VISX for each procedure conducted) has tremendous operating leverage and as conversions to the new higher price procedure occur VISX could potentially generate multiples of its current cash flow. Indeed, in its April 18, 2003 letter to shareholders, the Company stated its belief that “CustomVue [TM] will provide us with an extraordinary opportunity to gain incremental revenue and profit from VISX procedures as well as reinvigorate demand for laser correction”. In its filing with the SEC on May 5, 2003 VISX presented a table of annualized percent conversion from standard to the custom procedure ranging from 10% (with a corresponding incremental operating profit of $7 million) to 60% (reflecting a corresponding incremental operating profit of $42 million).

I believe that the “extraordinary opportunity” to gain incremental profit will be viewed as a tantalizing opportunity for the right kind of buyer. The most likely buyers, in my opinion, should be large companies in the healthcare industry with significant expertise in consumer oriented marketing and the capital resources necessary to grow the market for laser vision correction and thereby achieve even further increases to incremental operating profit. I do not believe that VISX alone, without combining with a larger, more well capitalized company, can take advantage of these markets. Although I do not know what companies may have an interest in acquiring VISX, in my opinion, companies such as GE Medical Systems or Johnson & Johnson would be examples of the types of companies with the capital resources and marketing clout to be good matches for VISX.

In December 2000, the chief executive officer of VISX stated that it had hired Goldman Sachs & Co. to explore “various alternatives”. I do not know what alternatives the VISX Board may have considered, although no alternatives were presented for a vote of shareholders. However, I do know that Mr. Meister will be a strong advocate for the interest of shareholders with respect to any proposal for a strategic alternative or any other matters coming before the Board.

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Mr. Meister, a Harvard graduate, has had significant investment banking and business experience. Currently, he serves in the capacity of senior investment analyst with one of my affiliates. Mr. Meister has not been nominated for his background in laser vision technology or the industry. There is sufficient expertise in those areas on the VISX Board already. However, I believe that Mr. Meister’s finance and business background and his experience in merger and acquisition transactions, will supplement the current Board. Most importantly, Mr. Meister would be the only shareholder nominee on the VISX Board. While VISX seems intent on resisting this, I believe that shareholders will find that having Mr. Meister on the Board will be a benefit for shareholders and their interests.

As is reflected in the Company’s proxy statement, as of December 31, 2002, options and rights to purchase a total of 8,377,957 shares of VISX stock (approximately 14% of the Company on a fully diluted basis) were outstanding under the Company’s equity compensation plans. For the years 2000, 2001 and 2002, Elizabeth Davila and the four other most highly compensated executive officers of VISX were granted options to purchase 1,895,000 shares of VISX stock (approximately 3.2% of the Company on a fully diluted basis). Ms. Davila alone was granted options to purchase 1,350,000 shares during that 3 year period. And this doesn’t even take into account the options granted to Board members during that period. Time has not been so kind to VISX shareholders. During the same 3 year period, VISX stock has gone from closing at $52.09 per share on January 3, 2000 to closing at $9.58 per share on December 31, 2002. I believe that my nominee, Mr. Meister, will be a solid representative for shareholder interests who would be at least one voice on the VISX Board to argue against excessive remuneration.

While long time VISX shareholders have suffered declines in the value of their VISX stock over the past few years, Ms. Davila, other executives and the Board have had the benefit of substantial option grants and other compensation. It makes one wonder whether management and the Board would have interests that are aligned with shareholders, particularly if a bid for VISX were to arise. I see a great advantage to our company and its shareholders in adding one member to its Board who has not been nominated by VISX. If you agree with me, then VOTE THE WHITE PROXY CARD FOR THE ELECTION OF MR. MEISTER.

Very truly yours,

/s/ Carl C. Icahn

IMPORTANT

Please sign, date and return the enclosed WHITE proxy card today in the postage-paid envelope provided. Do not sign any proxy card that you may receive or have received from VISX. You may also revoke any proxy you previously signed and submitted by signing, dating and returning the enclosed WHITE proxy card.

If you have any questions, or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
TOLL-FREE: (877) 825-8772
Banks and Brokers call collect: (212) 750-5833

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SHAREHOLDERS OF VISX ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT FILED BY MR. ICAHN’S AFFILIATES IN CONNECTION WITH THEIR SOLICITATION OF PROXIES FROM VISX SHAREHOLDERS BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders of VISX and other interested parties may obtain, free of charge, copies of the Definitive Proxy Statement and any other documents filed by Mr. Icahn and his affiliates with the SEC, at the SEC’s Internet website at www.sec.gov. The Definitive Proxy Statement has also been mailed to shareholders.